Exhibit 99.5

July 14, 2021

Consent to Reference in Proxy Statement/Prospectus

BCTG Acquisition Corp, Inc. (the “Company”) is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the business combination as described in the proxy statement/prospectus.

Sincerely,

/s/ Reid Huber
Name: Reid Huber, Ph.D.